       September 13, 2016
Astics, Inc.
2167 El Capitan Ave
Santa Clara, CA  95050

Re: Amended Opinion of Counsel - Registration Statement on Form 1-A for Astics, Inc.
Registration of up to 2,000 Convertible Notes and its Underlying Common Shares by the Company

Ladies and Gentlemen:

       I have been engaged as counsel to render a legal opinion in connection with the registration statement on Form 1-A. The registration statement covers the registration under the Securities Act of 1933 of two thousand (2,000) Convertible Notes and its underlying common shares, no par value, to be sold by Astics, Inc., a Texas corporation.

       In connection with the opinion contained herein, I have examined the registration statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, the Convertible Note, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

       Further, each of the Convertible Notes that are being offered for the Term of three years. Interest shall accrue on the outstanding principal balance of these Notes at a rate per annum equal to Eight Percent (8%).  The Notes offered are binding obligations of the registrant, thus giving the Note Holder Senior Unsecured Indebtedness.

       Based upon the foregoing, I am of the opinion that the two thousand (2,000) Convertible Notes and its underlying common shares being sold pursuant to the registration statement are duly authorized and will be, when issued in the manner described in the registration, legally and validly issued, fully paid and non-assessable.

       This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the laws of the State of Texas and reported judicial decisions interpreting those laws. This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

       I further consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus made part of the registration statement.

        Very truly yours,

             /s/ Christopher A. Kozlowski, Esq.
             Christopher A. Kozlowski, Esq.
       CAK/vw

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